EXHIBIT 10.1

JOINT VENTURE AGREEMENT

JOINT VENTURE AGREEMENT, dated as of January 10, 2022 (this “Agreement”), by and between Aerkomm Inc., a Nevada corporation (“Aerkomm”), and SAKAI DISPLAY PRODUCTS CORPORATION, a company incorporated under the laws of Japan (“SDPJ”), and PANELSEMI CORPORATION, a company incorporated under the laws of Taiwan (“PanelSemi”). Each of Aerkomm and SDPJ and PanelSemi is referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. Aerkomm is a provider of inflight entertainment and connectivity, or IFEC, solutions for the commercial airlines industry. Aerkomm operates through a number of subsidiaries, including through its wholly owned operating subsidiary, Aircom Pacific, Inc. (“Aircom”).

B. Aerkomm’s subsidiaries, Aircom Pacific, Inc. (CA) and Aircom Telecom LLC (Taiwan) own IP, know-how and other research and development results (the “Tile Antenna Design IP”) related to the Aerkomm tile antenna (the “Tile Antenna”) in development, which includes Antenna design, LNA design, PA design, Phase Shifter design, Polarization Switch design and Up/Down converter design.

C. The Parties now desire to establish a joint venture (the “Joint Venture”) for the purpose (the “Business Purpose”) of developing and commercializing the Tile Antenna Design IP. The Joint Venture will be operated through a to-be-established California corporation (“Newco”) which will be owned initially 100% by SDPJ and, following acceptance of the POC (defined below) by SDPJ and completion of the Capital Contribution (defined below) by SDPJ and PanelSemi, 52% by Aerkomm, 45% by SDPJ and 3% by PanelSemi.

D. This Agreement sets out the terms of the Joint Venture which is established through this Agreement and the formation of Newco.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree that the foregoing Recitals are incorporated by reference into this Agreement and the Parties otherwise agree as follows:

1. Business of Newco. The Parties have entered into this Agreement for the purposes of facilitating the Joint Venture. The Joint Venture will operate globally (the “Territory”). Each Party will commit certain of its respective corporate resources to the Joint Venture. The Joint Venture will only undertake the development and commercialization of the Tile Antenna Design IP and shall not undertake any other operations without the written consent of Aerkomm and SDPJ.

2. Structure and Business of Newco.

(a) Formation of Newco. As soon as practicable following the date hereof, Aerkomm shall form Newco as a California corporation. Initially, SDPJ will own 100% of the to-be-issued and outstanding, voting capital stock (the “Newco Stock”) of Newco.

(b) Business Conducted through Newco. The Business Purpose of the Joint Venture will be conducted exclusively through Newco. Upon the formation of Newco, Aerkomm will contribute to Newco the Tile Antenna Design IP.

(c) Headquarters. The headquarters of Newco will be based at the business address of Aerkomm at 44043 Fremont Boulevard, Fremont, California 94538-6045.

3. Tile Antenna Development Stage.

(a) Licensing of Tile Antenna Design IP to Newco. Upon the establishment of Newco, Aerkomm will license (the “Tile Antenna Design IP License”) the Tile Antenna Design IP, as set forth in Appendix A, to Newco on a worldwide, royalty free basis.

(b) Tile Antenna Development Funding. Following the signing of this Agreement, SDPJ will provide to Newco up to U.S. $20 million in funding for the development by Newco of the Tile Antenna POC. Funds provided by SDPJ will only be used by Newco for Newco operational expenses including, research and development, equipment purchases, staffing and general working capital purposes specifically for the purpose of POC only, and will be carried on the accounts of Newco as “Equity Investments”. None of these funds will be used for any Aerkomm purposes outside of the context of Newco and, prior to the achievement of the POC (as described below), all these funds will need to be explicitly approved by SDPJ. It is the responsibility of Aerkomm to contribute the Joint Venture by offering a list of personnel possessing the required Tile Antenna Design IP in order to achieve the stated business purpose. The list of initial personnel of Newco is set forth in Appendix B, which is to be reviewed and the actual employment will need to be approved by SDPJ.

(c) Tile Antenna Proof of Concept. During this development stage, Newco will develop a Tile Antenna proof of concept (“POC”) and present the POC for approval. The POC Antenna Test Specification is as described in Appendix C.

4. Post-Proof of Concept Stage; Rejection of the POC.

(a)

(i) Approval of POC; Post-POC Approval Actions. Promptly following the approval of POC by any potential customer (the “Initial Customer”) or laboratory (the “Laboratory”) which both must be approved by SDPJ, the following actions will be taken:

(A) SDPJ will purchase from Aerkomm 1,250,000 shares (relative to the outstanding shares of 9,399,272) of Aerkomm restricted common stock at a price per share of Euro 6.00 for an aggregate purchase price of Euro 7.5 million;

(B) The net amount, if any, equal to U.S. $20 million minus all funds previously contributed by SDPJ to Newco pursuant to 3(b) above, shall be contributed by SDPJ and PanelSemi (in such proportion as to render PanelSemi the intended ownership percentage as set forth in (b) below), in cash to Newco as an additional capital investment.

(C) The Tile Antenna Design IP License will be converted to a contribution and assignment of the Tile Antenna Design IP to Newco such the Newco will be the 100% owner of the Tile Antenna Design IP. In exchange for the contribution of the Tile Antenna Design IP, Newco shall issue to Aerkomm shares of Newco’s common stock representing 52% of Newco’s equity on a fully diluted basis (assuming that all $20,000,000 as described in subparagraph (B) above has all been contributed).

(ii) Rejection of the POC.

(A) If the POC is not approved by an Initial Customer or the Laboratory within eleven (11) months from the execution date of this agreement, unless the time period is extended by mutual agreement of Aerkomm and SDPJ (the “POC Approval Cutoff Date”), the Tile Antenna Design IP License will terminate, all rights and title to the Tile Antenna Design IP will revert to Aerkomm, with the exception of provision (B) below, and Newco will remain 100% owned by SDPJ.

(B) Any other Tile Antenna Design IP developed by the Newco during the Joint Venture period, including all of its associated and related technologies IP and know-how, shall be the joint property of the Newco and Aerkomm.

(C) Upon termination of the Tile Antenna Design IP License as the result of the POC not being approved, each of Newco, SDPJ and PanelSemi (i) shall immediately cease to use the Tile Antenna Design IP and shall return to Aerkomm, or destroy at Aerkomm’s request, all documentation, source codes, data, records, notes and all other written materials (including digital copies) containing the Tile Antenna Design IP. Newco shall terminate employment with all persons contributed by Aerkomm listed in Appendix B, and such persons shall be re-employed by Aerkomm and/or its affiliates. All the associated costs will be paid for by Aerkomm.

(b) Capital Contributions and Newco Stock. Following approval of the POC and completion of the SDPJ and PanelSemi contribution of U.S. $20,000,000 to Newco as described in Section 4(a)(ii) above (the “Capital Contribution”), Newco will issue a number of shares of Newco Stock (i) to Aerkomm such that Aerkomm will own 52% of the outstanding Newco stock and (ii) to PanelSemi such that PanelSemi will own 3% of the outstanding Newco stock. Following these Newco Stock issuances, Aerkomm will own 52% of the outstanding Newco Stock, SDPJ will own 45% of the outstanding Newco Stock and PanelSemi will own 3% of the outstanding Newco Stock. All dividends or other distributions of profits or assets of Newco, upon approval by the Board of the Newco, shall be made to the Stockholders (as defined below) of Newco based upon their proportionate ownership of Newco Stock. Newco will endeavor to have its voting capital listed on a national securities exchange in the United States.

For purposes of clarification, an investment of US $20,000,000 for 48% of the Newco Stock results in a Newco valuation, post Capital Contribution of $41,666,666. Assuming Newco issues 416,666,666 shares of its capital stock to the Parties, each share will have an initial value of $0.10.

Following completion of the Capital Contribution, Newco shall issue to PanelSemi warrants (the “Warrants”) exercisable for a number of shares of Newco Stock equal to five percent (5%) of the number of shares of Newco Stock outstanding following completion of the Capital Contribution. The Warrants will be exercisable for a period of five years 12 months after the initial public offering of Newco’s common stock or from the earlier of the date that Newco achieves cumulative revenues greater than U.S. $150 million or the date that Newco’s cumulative net income is in excess of U.S $25 million. The Warrants shall be exercisable at a price of $0.10 per share (assuming that Newco issued 416,666,666 shares to the Parties as set forth in the preceding paragraph).

Newco shall establish an equity incentive plan and reserve a number of shares of Newco Stock in an amount up to 20% of the total number of Newco Shares outstanding. The specific terms of this equity incentive plan will be determined by the Board following Newco’s establishment.

(c) Board of Directors.

(i) Board Designees. Upon the initial setup of the Newco where SDPJ owns 100% of the Newco, SDPJ shall have the rights to nominate all the board members. Following the achievement of the POC, Each of Aerkomm, SDPJ and PanelSemi shall vote all Newco Stock owned or held of record by it, or as to which it may exercise voting rights, at each annual or special meeting of the stockholders of Newco (the “Stockholders”) at which directors of Newco are to be elected, in favor of, or take all actions by written consent in lieu of any such meeting as are necessary to cause the number of directors on the board of directors of Newco or similar governing body (the “Board”) to consist of three (3) or five (5) persons, as the parties may decide. If the Board shall consist of three members, one member shall be designated by Aerkomm, one member by SDPJ and one member shall be mutually selected by Aerkomm and SDPJ. If the Board shall consist of five members, two members shall be designated by Aerkomm, two members by SDPJ and one member shall be mutually selected by Aerkomm and SDPJ. SDPJ shall have the right to designate the Chairman of the Board.

(ii) Successor Designee. If a designee of Aerkomm or SDPJ ceases to serve as a director of Newco for any reason, Aerkomm or SDPJ, as the case may be, shall have the right to appoint a successor designee and shall use commercially reasonable efforts to do so within sixty (60) days of the date such vacancy is created.

(iii) Chief Executive Officer. Prior to the termination of the Tile Antenna Design IP License, Jeffrey Wun shall be the first Chief Executive Officer of Newco however, the board of SDPJ shall retain the authority of appointing and removing the CEO of the Newco.

(d) Prohibitions on Assignment of Newco Stock.

(i) General Restriction. No Party shall make any transfer, gift, assignment, sale, pledge, encumbrance or other disposition (each a “Disposition”) of Newco Stock, except for Dispositions to Permitted Transferees (as defined below), unless the Party first obtains the written consent of the Board. The Parties agree that any proposed Disposition or offer of Disposition contrary to the provisions of this Section 4 would result in irreparable harm to Newco and the other Stockholders, and that Newco and the other Stockholders shall each accordingly be entitled to injunctive relief in any court or other forum of competent jurisdiction for the purpose of restraining or rescinding such Disposition or offer of Disposition. This remedy shall be in addition to and not exclusive of any other remedy available to Newco or the other Stockholders at law or in equity or pursuant to any other provision of this Agreement. For the avoidance of doubt, the Board may condition its consent to any Disposition on such additional agreements as it may require in its sole discretion.

(ii) Dispositions to Permitted Transferees. A Party shall be entitled to Dispose of all or any part of such Party’s Newco Stock (whether now owned or hereafter acquired) to the following persons or entities (each, a “Permitted Transferee”) without first obtaining the written consent of the Board, if the transferee agrees in writing to be bound by the provisions of this Agreement and the transfer to such Permitted Transferee will not adversely affect the tax consequences for any Stockholder or for Newco, as determined in the reasonable judgment of the Board: (A) the spouse, immediate family and lineal descendants of such Stockholder and any spouse thereof, if applicable (B) a trust for the benefit of any of the foregoing, if applicable (C) a partnership or other entity all of the owners of which are included within the foregoing, (D) in the case of an Stockholder which is not an individual, to one or more of its subsidiaries in which it owns more than 50% of the outstanding voting equity interests or to a person succeeding it by merger, consolidation or the purchase of substantially all of its assets, or to a person owning more than 50% of the outstanding voting equity interests in it, or € to any other existing Stockholder. In the case of clause (D) above, such transferred Newco Stock will be reacquired from such subsidiary by the parent before any Disposition is made by such parent of any shares of such subsidiary which would result in ownership by such parent of 50% or less of the outstanding voting equity interests of such subsidiary.

(e) Books and Records; Fiscal Year; Annual Report.

(i) Books and Records. Accurate and complete books and records of Newco shall be kept by, or under the direction of, the Board and shall be available and open to inspection and examination by any Stockholder.

(ii) Tax Returns. The Board, at the expense of Newco, shall cause to be prepared and delivered to the Stockholders, in a timely fashion after the end of each fiscal year, copies of all income tax returns for Newco for such fiscal year, one copy of which shall be timely filed with the appropriate tax authorities.

(iii) Fiscal Year. The fiscal year of Newco for financial, accounting, and income tax purposes shall initially be the calendar year and may be changed at any time by the Board.

(iv) Annual Report. As soon as practicable after the close of each fiscal year, Newco shall furnish to each Stockholder an annual report showing a full and complete account of the condition of Newco, including all information as will be necessary for the preparation of each Stockholder’s income or other tax returns.

(v) Other Information. At the request of Aerkomm or SDPJ, Newco shall prepare such other reports, documents and records and provide such other information as either Party may request in order that such Party may comply with applicable law, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other U.S. or foreign laws, including other applicable U.S. and foreign securities laws.

(f) Protective Provisions. Until either Aerkomm or SDPJ owns less than 10% of the outstanding Newco Stock, the following actions shall require the unanimous consent of the Board:

(i) The voluntary liquidation or dissolution of Newco or a or the winding-up of its business;

(ii) Any amendment to the charter or other constituent instruments of Newco that materially and adversely affects the rights of either of the Parties under this Agreement;

(iii) The merger or consolidation of Newco with any entity or the sale of all or substantially all the assets of Newco; or

(iv) Any transaction between Newco, any of the Stockholders, any officer or any director of Newco or any affiliate of any of the foregoing and Newco that is not effected on an on an arms-length basis.

(g) Covenants

(i) Aircom and Aircom Telecom LLC (Taiwan) shall be prohibited from competing with Newco and the Aerkomm group of companies shall not have the right to sell tile antenna developed from the Tile Antenna Design IP unless any such tile antenna are purchased from Newco.

(ii) If Newco has additional capital needs in the future, it can raise funds from external sources, but the original shareholders shall have the right of first refusal with respect to any future capital raises.

5. Representations and Warranties.

(a) Representations and Warranties of Aerkomm. Aerkomm hereby represents and warrants to SDPJ as follows:

(i) Authorization. Aerkomm has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Aerkomm enforceable in accordance with its terms and conditions except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under Aerkomm’s articles of incorporation, bylaws or other constituent instruments or under any agreement, contract, lease, license, instrument or other arrangement to which Aerkomm is a party or by which it is bound or to which any of its assets is subject.

(iii) Due Organization and Good Standing. Aerkomm is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all limited liability company power and authority required (a) to carry on its business as presently conducted and as presently proposed to be conducted and (b) to execute, deliver and perform its obligations under the this Agreement.

(b) Representations and Warranties SDPJ and PanelSemi. Each of SDPJ and PanelSemi hereby represents and warrants to Aerkomm as follows:

(i) Authorization. Each of SDPJ and PanelSemi has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of SDPJ and PanelSemi enforceable in accordance with its terms and conditions except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under SDPJ’s or PanelSemi’s charter, bylaws or other constituent instruments or under any agreement, contract, lease, license, instrument or other arrangement to which SDPJ or PanelSemi, as the case may be, is a party or by which it is bound or to which any of its assets is subject.

(iii) Due Organization and Good Standing. SDPJ is a company duly organized, validly existing and in good standing under the laws of the Japan and PanelSemi as company duly organized, validly existing and in good standing under the laws of Taiwan. Each of these Parties has all corporate power and corporate authority required (a) to carry on its business as presently conducted and as presently proposed to be conducted and (b) to execute, deliver and perform its obligations under this Agreement.

6. Indemnification.

(a) Each Party shall indemnify, defend and hold the other Party harmless from and against any and all suits, claims, losses, damages, final judgments, reasonable costs and expenses (including, without limitation, reasonable attorney’s fees and court costs) actually incurred (collectively, “Adverse Consequences”), relating to, in connection with, or arising out of, a breach by such Party of the representations and warranties made by such Party in this Agreement or as the result of the breach of any covenant or agreement of such Party contained herein.

(b) The indemnification, defense obligation and hold harmless set forth in this Section 8 shall only be available if the Party seeking indemnification (1) promptly notifies the other Party in writing of any such Adverse Consequences, (2) allows the other Party to have sole control of the defense and all related settlement negotiations; and (3) provides the other Party with the information, authority and assistance necessary to perform its obligations under this Section 10.

7. Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES BASED ON ANY THEORY OF CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. Confidentiality. Each Party acknowledges that, during the term of this Agreement, each Party may provide the other Parties with confidential and/or proprietary information, including but not limited to marketing and promotional strategies, data, information, ideas, materials, specifications, procedures, schedules, software, technical processes and formulas, source code, product designs, sales, cost and other unpublished financial information, product and business plans, advertising revenues, usage rates, advertising relationships, projections, marketing data or other relevant information that is marked “confidential” (or similarly) or, if not so marked, is clearly intended to be confidential (collectively, “Confidential Information”). Each Party shall protect all such Confidential Information of the other Parties with at least the same degree of care it uses to protect its own confidential information, but not less than a reasonable degree of care. None of the Parties shall use, disclose, provide, or permit any person to obtain any such Confidential Information in any form, except for employees, agents, or independent contractors whose access is required to carry out the purposes of this Agreement and who have agreed to be subject to the same restrictions as set forth herein. Each Party acknowledges that the unauthorized use or disclosure of the other Parties’ Confidential Information would cause irreparable harm and significant injury that may be difficult to compensate. Accordingly, each Party agrees that the other Parties will have the right to seek and obtain temporary and permanent injunctive relief in addition to any other rights and remedies it may have. The confidentiality obligations of this Section shall not apply to any information received by a Party that (a) is generally available to or previously known to the public, (b) was known to such Party, without violation of a nondisclosure obligation, prior to disclosure by the other Party , (c) is independently developed by such Party outside the scope of this Agreement without unauthorized use of or reference to the other Party’s Confidential Information, or (d) is lawfully disclosed pursuant to a court order, provided that the Party subject to such order shall promptly notify the Party whose Confidential Information is to be disclosed, so such Party may seek a protective or similar order. Notwithstanding the foregoing each Party may disclose the terms and conditions of this Agreement; (i) as required by the rules and regulations of any national securities exchange, NASDAQ, or other market on which its securities are listed or qualified, the Securities and Exchange Commission or other applicable governmental or regulatory body and (ii) in confidence, in connection with an actual or proposed merger, acquisition, or similar transaction.

9. Term and Termination. This Agreement shall commence on execution and remain in effect until the earlier of (i) the POC Approval Cutoff Date if the POC is not accepted by such date and (ii) the date that either Aerkomm or SDPJ no longer owns any Newco Stock, unless otherwise earlier terminated upon the agreement of the Parties, except that Section 4(h) of this Agreement shall survive early termination of this Agreement pursuant to (i) above.

10. Miscellaneous.

(a) Entire Agreement. This Agreement shall constitute the entire agreement among the Parties and shall supersede any other existing agreements between them, whether oral or written, with respect to the subject matter hereof. There are no oral understandings or undertakings of any kind with respect hereto not expressly set forth and contained herein. No agent of any Party shall have any authority to change or modify any of the terms of this Agreement and no amendment of this Agreement shall be of any effect unless in writing and signed by a duly authorized officer of each Party.

(b) Mediation; Arbitration and Governing Law. In the event of a dispute between any of the Parties arising under or relating in any way whatsoever to this Agreement, the disputing Parties shall attempt to resolve it through good faith negotiation. If the dispute is not resolved through such negotiation, then the disputing Parties shall attempt to resolve it through mediation in the State of California, USA, with a neutral, third-party mediator mutually agreed upon by the disputing Parties. Unless otherwise agreed by the disputing Parties, the costs of mediation shall be shared equally. If the dispute is not resolved through mediation, then upon written demand by one of the disputing Parties it shall be referred to a mutually agreeable arbitrator. The arbitration process shall be conducted in accordance with the laws of the United States of America and the State of California, except as modified herein. Venue for the arbitration hearing shall be the State of California, USA. All remedies, legal and equitable, available in court shall also be available in arbitration. The arbitrator’s decision shall be final and binding, and judgment may be entered thereon in a court of competent jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the United States of America and the State of California, without regard to conflict of law principles thereof. In any dispute arising out of or relating in way whatsoever to this Agreement, including arbitration, the substantially prevailing Party shall be entitled to recover its costs and attorney fees from the other disputing Parties.

(c) Expenses. Except as otherwise provided herein, or as may hereafter be established by an agreement in writing executed by the parties hereto, all expenses incurred by each Party in performing its obligations hereunder shall be borne by the Party incurring the expense; except that in the event of a breach of this Agreement by a Party, the prevailing Party shall be entitled to all costs of collection and enforcing its rights hereunder, including reasonable attorneys’ fees and court costs.

(d) Restrictions of Transfer. No Party may assign its rights, duties or obligations under this Agreement to any person or entity, in whole or in part, whether by assignment, sublicense, operation of law or otherwise, without the prior written consent of the other parties, provided any Party may assign this Agreement without the other Party’s consent upon the sale of its business or all or substantially all of its assets.

(e) Notice. All notices hereunder shall be in writing. All such notices may be given personally, by certified or registered mail, by overnight courier using a delivery receipt of record or by facsimile transmission. All such notices shall be deemed to be received as follows: (i) if delivered personally, when received; (ii) if mailed, three (3) days after being mailed; (iii) if sent by overnight courier, when signed for (iv) if sent by facsimile, on the first business day in which a complete and legible transmission had been received prior to 5:00 p.m. at the recipient’s time zone, or (v) by e-mail, if confirmed within two (2) business days by one of the preceding methods. Notices shall be sent to the parties at the addresses listed above or to such other address as one Party may, from time to time, designate by notice to the other Party.

(f) Severability. If any provision of this Agreement is determined to be invalid or unenforceable under any applicable statute or rule of law, such provision shall be reformed to the minimum extent necessary to cause such provision to be valid and enforceable, provided the reformed provision shall not have a material adverse effect on the substantive rights of either Party. If no such reformation is possible, then such provision shall be deemed omitted, and the balance of the Agreement shall remain valid and enforceable, unaffected by such provision.

(g) Waiver. No waiver of any provision of this Agreement shall be binding unless executed in writing by the Party making the waiver. No waiver of any of the provisions of this Agreement shall be deemed a waiver of such provision on any other occasion, nor the waiver of any other provision, whether or not similar. No delay in the enforcement of any provision of this Agreement shall constitute a waiver of the right to enforce such provision in that or any other instance.

(h) Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(i) Headings. The section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

(j) Survival. All provisions of this Agreement relating to confidentiality, limitations of liability and indemnification shall survive the termination or non-renewal of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Aerkomm Inc.

By:	/s/ Louis Giordimaina
Name:	Louis Giordimaina
Title:	Chief Executive Officer

Address:	44043 Fremont Blvd.,
Fremont, CA 94538
U.S.A.

SAKAI DISPLAY PRODUCTS CORPORATION

By:	/s/ Leroy Yau
Name:	Leroy Yau
Title:	Chairman

Address:	1 Takumi-cho,
Sakai-ku, Sakai-shi
Osaka 590-8522
Japan

PANELSEMI CORPORATION

By:	/s/ Ting Chin-Lung
Name:	Ting Chin-Lung
Title:	Chairman

Address:	15 F., No. 207
Sec. 3, Beixin Rd.
Fuxing Vil., Xindian Dist.,
New Taipei City 23143

Taiwan